Exhibit 99.1

CORPORATE HEADQUARTERS
Metrologic Instruments, Inc.
90 Coles Road
Blackwood, NJ 08012-4638
Tel   856.228.8100
Fax   856.228.6673 (sales)
Fax   856.228-0653 (finance/legal)
www.metrologic.com

                                                        [LOGO OF METROLOGIC (R)]

         METROLOGIC UPDATES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2005 AND CONFIRMS OUTLOOK FOR FULL YEAR 2006

Blackwood, New Jersey - March 8, 2006 -- Metrologic Instruments, Inc. (NASDAQ-NMS:MTLG) today announced updated financial results for the full year and quarter ended December 31, 2005. On February 28, 2006, the U.S. District Court for the Southern District of New York handed down a decision upholding the arbitration award entered in August 2005 which found that Metrologic owes Symbol Technologies, Inc. for past royalties and interest on sales of its MS9520 Voyager and MS6220 Pulsar. In light of this recent development, Metrologic has updated its fourth quarter and full year results to reflect the full accrual of the judgment in accordance with FAS Statement No. 5, Accounting for Contingencies, to accrue for all royalties and interest due in accordance with the judgment through December 31, 2005, which total $14.4 million and result in a charge of $12.6 million in the fourth quarter of 2005.

"Obviously we are disappointed in the decision handed down last week upholding this judgment, especially in light of the two earlier rulings in the Federal court system in our favor. While we vehemently disagree with the judge's findings under the arbitration, we believe that we are obligated under FAS Statement No. 5 to adjust our accruals to reflect the impact of the award in the fourth quarter 2005 results. We expect royalty payments on the MS9520 and MS6220 to cease in May 2006 as a result of already-implemented actions. Additionally, we continue to aggressively evaluate all of our legal options as well as the status of other pending and proposed legal actions against Symbol. Our commitment to providing quality products developed from our own intellectual property, combined with superior service, is unwavering," said Benny Noens, Metrologic CEO and President.

The effects of the adjusted accruals on Metrologic's financial results are as follows:

    o As a result of the effect of the $12.6 million charge, fourth quarter operating income was reduced from $9.7 million to an operating loss of $2.9 million. Operating income for the full year 2005 was reduced from $33.5 million to $20.9 million.
    o Due to the benefit in the fourth quarter primarily as a result of the Jobs Creation Act of 2004, the effective annual tax rate has decreased to 22.0%.

2006 FULL YEAR OUTLOOK CONFIRMED

Metrologic also reiterated its guidance for the full year 2006. Revenue is expected within a range of $240.0 million to $250.0 million. Net income for 2006 is expected to be $27.9 million to $29.0 million, or $1.20 to $1.25 earnings per fully diluted share, exclusive of non-cash stock option expense.

Factoring in an estimated $1.6 million or $0.07 per fully diluted share for the expensing of non-vested stock options outstanding as of December 31, 2005 as required under SFAS No. 123 (R), Share-based Payment, net income is expected to be $26.3 million to $27.4 million, or $1.13 to $1.18 per fully diluted share. SFAS No. 123 (R) became effective for Metrologic as of January 1, 2006. Other factors to consider include an assumed rate for the Euro of $1.20 to the US Dollar and an effective annual tax rate of 36%. These statements do not consider the effect of any acquisitions, dispositions or other significant Company events that may take place during the year.

HISTORY OF THE PROCEEDINGS

In 2003, Symbol filed a claim for arbitration contending that certain Metrologic products fell within the scope of the companies' existing license agreement. Earlier rulings by the U.S. District Court for the Eastern District of New York and the Court of Appeals for the Second Circuit in the lawsuit commenced by Symbol concerning royalties on these same products held that the products were not covered by the parties' 1996 license agreement. In an interim ruling in May 2005, the arbitrator found that eight of the products involved in the dispute were outside of the scope of the license and that three of the products fell within the scope of the license. The products found to be outside of the scope of the license are the MS9540, MS9541 and MS9542 VoyagerCG, the MS9530, the MS9535 VoyagerBT, the MS9524 and MS9544 VoyagerPDF and the MS5145 Eclipse. The products found to be within the scope of the license agreement are the MS9520 and MS9521 Voyager and the MS6220 Pulsar. In August 2005, a final award was rendered by the arbitrator. Metrologic subsequently filed a motion to vacate the decision, which was denied last week. The award amount includes royalties due from the fourth quarter of 2001 through the fourth quarter of 2005, and compounded interest due from the fourth quarter 2001 through the fourth quarter 2005, as calculated under the cross-licensing agreement that we signed with Symbol Technologies, Inc. in 1996. Metrologic continues to aggressively evaluate its legal options and review the status of both pending and proposed litigation against Symbol Technologies, Inc.

ABOUT METROLOGIC

Metrologic Instruments, Inc. ("Metrologic" or the "Company") is a global supplier of choice for data capture and collection hardware, optical solutions, and image processing software. Metrologic has been delivering innovative, quality products that are cost effective, reliable and supported by a superior level of personal service for nearly 40 years. Metrologic products are sold worldwide through Metrologic's sales, service and distribution offices located in The Americas, EMEA and Asia/Pacific. Metrologic provides its customers not only with a great deal, but a great deal more. For more information please call 1-800-667-8400 or visit www.metrologic.com.

FORWARD LOOKING STATEMENTS

Forward-looking statements contained in this release are highly dependent upon a variety of important factors which could cause actual results to differ materially from those reflected in such forward looking statements. Specifically, the factors that could cause actual results to differ from expectations include: the timing, introduction and market acceptance of Metrologic's new products; foreign currency fluctuations with the US dollar; pricing pressures; competitive factors; sales cycles of Metrologic's products; Metrologic's ability to control manufacturing and operating costs as well as product and revenue mix which affect future profitability; the effect of current and pending legislation on the Company's effective annual tax rate; technological changes in the data capture industry, including the adoption of imaging-based and RFID technologies; availability of patent protection for Metrologic's vision-based technologies, and other products; the results of litigation; general economic conditions; and the potential impact of terrorism, international hostilities and natural disasters. When used in this release and documents referenced, the words "believes", "expects", "may", "should", "seeks", or "anticipates", and similar expressions as they relate to Metrologic or its management are intended to identify such forward-looking statements. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. For additional factors, please see Metrologic's reports filed with the Securities and Exchange Commission.

FOR MORE INFORMATION CONTACT:
Ann Anthony - Director, Investor Relations
856.228.8100
Email:  a.anthony@metrologic.com

                          METROLOGIC INSTRUMENTS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (amounts in thousands, except per share data)

                                                          Three Months Ended      Twelve Months Ended
                                                             December 31,             December 31,
                                                        ----------------------   ---------------------
                                                           2005        2004         2005        2004
                                                        ---------    ---------   ---------   ---------
Sales                                                   $  60,993    $  53,109   $ 210,453   $ 177,955
Cost of sales                                              35,520       29,341     119,638      96,227
                                                        ---------    ---------   ---------   ---------
Gross profit                                               25,473       23,768      90,815      81,728
Selling, general and administrative expenses               13,805       13,048      48,762      42,518
Symbol litigation contingency                              12,600            -      12,600           -
Research and development expenses                           1,997        1,850       8,521       7,521
                                                        ---------    ---------   ---------   ---------
Operating income (loss)                                    (2,929)       8,870      20,932      31,689
Net interest income                                           323           85         580         183
Other income (expense)                                         36        2,360       1,315       1,976
                                                        ---------    ---------   ---------   ---------
Income (loss) before income tax expense                    (2,570)      11,315      22,827      33,848
Income tax expense (benefit)                               (4,129)       2,606       5,014      11,168
                                                        ---------    ---------   ---------   ---------
Net income                                              $   1,559    $   8,709   $  17,813   $  22,680
                                                        =========    =========   =========   =========

Earnings per share:
   Basic                                                $    0.07    $    0.40   $    0.80   $    1.06
   Diluted                                              $    0.07    $    0.38   $    0.77   $    0.99
Weighted average number of common shares outstanding:
   Basic                                                   22,271       21,679      22,129      21,472
   Diluted                                                 23,150       23,027      23,113      22,974

                          METROLOGIC INSTRUMENTS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                           (all amounts in thousands)

                                                  December 31,   December 31,
                                                      2005           2004
                                                  ------------   ------------
Cash and cash equivalents                         $     73,938   $     64,715
Accounts receivable, net                                48,462         35,153
Inventories, net                                        29,364         23,865
Other current assets                                     6,400          4,369
                                                  ------------   ------------
  Total current assets                                 158,164        128,102
Property, plant and equipment, net                      20,402         19,468
Goodwill and other intangibles, net                     43,103         43,462
Other assets                                             4,513          1,495
                                                  ------------   ------------
     Total assets                                 $    226,182   $    192,527
                                                  ============   ============

Accounts payable and accrued expenses             $     46,709   $     27,012
Current portion of debt                                 18,433         16,265
Deferred contract revenue                                  739          1,507
                                                  ------------   ------------
     Total current liabilities                          65,881         44,784
Long term debt                                               3          2,015
Other liabilities                                            8          7,712
Total shareholders' equity                             160,290        138,016
                                                  ------------   ------------
     Total liabilities and shareholders' equity   $    226,182   $    192,527
                                                  ============   ============